Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No.333-76817 and 333-41863) of Mechanical Technology Incorporated of our report dated June 17, 2005 relating to the financial statements of Mechanical Technology Incorporated MTI Savings and Retirement Plan, which appears in this Form 11-K.

s/PricewaterhouseCoopers LLP

Albany, New York

June 17, 2005